Exhibit 99.1

SAUL CENTERS, INC.

7501 Wisconsin Avenue, Suite 1500, Bethesda, Maryland 20814-6522

(301) 986-6200

Saul Centers, Inc. Reports

Second Quarter 2012 Earnings

August 2, 2012, Bethesda, MD.

Saul Centers, Inc. (NYSE: BFS), an equity real estate investment trust (REIT), announced its operating results for the quarter ended June 30, 2012 (“2012 Quarter”). Total revenue for the 2012 Quarter increased to $47.5 million from $42.8 million for the three months ended June 30, 2011 (“2011 Quarter”). Operating income, which is net income available to common stockholders before income attributable to noncontrolling interests and preferred stock dividends, increased to $9.6 million for the 2012 Quarter from $8.2 million for the 2011 Quarter. Net income available to common stockholders was $4.3 million, or $0.22 per diluted share, for the 2012 Quarter compared to $2.6 million, or $0.14 per diluted share, for the 2011 Quarter. The revenue increase was primarily caused by $3.4 million of rents received from shopping centers acquired in 2011 and $1.0 million of revenue generated by the Clarendon Center development. Operating income increased $0.9 million from the core properties and $0.5 million from the recently acquired shopping centers.

Same property revenue increased 0.9% for the 2012 Quarter compared to the 2011 Quarter, and same property operating income increased 1.2%. The same property comparisons exclude the operating results of properties not in operation for the entirety of the comparable reporting periods. Shopping center portfolio same property operating income increased 0.6% and, primarily due to improved leasing at 601 Pennsylvania Avenue and Washington Square, the mixed-use portfolio same property operating income increased 3.7%.

For the six months ended June 30, 2012 (“2012 Period”) total revenue increased to $94.6 million from $84.5 million for the six months ended June 30, 2011 (“2011 Period”). Operating income increased to $18.9 million for the 2012 Period from $16.5 million for the 2011 Period. Net income available to common stockholders was $8.4 million, or $0.43 per diluted share, for the 2012 Period compared to $6.1 million, or $0.33 per diluted share, for the 2011 Period. The revenue increase was primarily caused by $6.7 million of rents received from shopping centers acquired in 2011 and $3.5 million of revenue generated by the Clarendon Center development. Operating income increased $1.5 million from the core properties and $1.0 million from the recently acquired shopping centers. Same property revenue decreased 0.1% for the 2012 Period

www.SaulCenters.com

compared to the 2011 Period, but same property operating income increased 0.9%, primarily due to decreased credit losses. Shopping center portfolio same property operating income increased 0.1% and, primarily due to improved leasing at Washington Square, the mixed-use portfolio same property operating income increased 4.5%.

As of June 30, 2012, 91.1% of the commercial portfolio was leased (all properties except the apartments at Clarendon Center, which were 99.2% leased), compared to 89.8% at June 30, 2011. On a same property basis, 90.7% of the portfolio was leased compared to the prior year level of 90.2%. The 2012 leasing percentages were impacted by a net increase of approximately 38,000 square feet of space leased in the shopping center portfolio caused by the leasing of a portion of the space vacated by major tenants in 2011.

Funds from operations (FFO) available to common shareholders (after deducting preferred stock dividends) increased 33.9% to $15.6 million in the 2012 Quarter from $11.6 million in the 2011 Quarter. On a diluted per share basis, FFO available to common shareholders increased 22.9% to $0.59 per share for the 2012 Quarter from $0.48 per share for the 2011 Quarter. FFO, a widely accepted non-GAAP financial measure of operating performance for REITs, is defined as net income plus real estate depreciation and amortization, and excluding gains and losses from property dispositions, impairment charges on depreciable real estate assets and extraordinary items. FFO increased in the 2012 Quarter primarily due to $1.7 million generated by the three recently acquired shopping center properties, a $1.2 million decline in the fair value of the Company’s interest rate swaps during the 2011 Quarter and $0.7 million related to the operation of core properties and $0.2 million generated by the recently completed Clarendon Center.

FFO available to common shareholders for the 2012 Period increased 26.1% to $30.9 million from $24.5 million during the 2011 Period. Per share FFO available to common shareholders for the 2012 Period increased 15.8% to $1.17 per diluted share from $1.01 per diluted share for the 2011 Period. FFO increased in the 2012 Period primarily due to $3.3 million generated by the three recently acquired shopping center properties, a $1.1 million decline in the fair value of the Company’s interest rate swaps during the 2011 Period, $1.0 million related to the operation of core properties and $0.7 million generated by the recently completed Clarendon Center.

On July 25, 2012, the Company sold for $2.0 million the 77,000 square foot West Park shopping center, located in Oklahoma City, Oklahoma. The center was 11.7% leased and had no associated debt. The Company expects to report a gain on sale of approximately $1.0 million during the third quarter of 2012.

www.SaulCenters.com

Saul Centers is a self-managed, self-administered equity REIT headquartered in Bethesda, Maryland. Saul Centers currently operates and manages a real estate portfolio of 57 community and neighborhood shopping center and mixed-use properties totaling approximately 9.5 million square feet of leasable area. Over 85% of the Company’s property operating income is generated from properties in the metropolitan Washington, DC/Baltimore area.

Contact:	Scott V. Schneider

(301) 986-6220

www.SaulCenters.com

Saul Centers, Inc.

Condensed Consolidated Balance Sheets

($ in thousands)

	June 30, 2012	December 31, 2011
	(Unaudited)
Assets
Real estate investments
Land	$324,190	$324,183
Buildings and equipment	1,097,208	1,092,533
Construction in progress	1,150	1,129

	1,422,548	1,417,845

Accumulated depreciation	(340,579)	(326,397)

	1,081,969	1,091,448
Cash and cash equivalents	37,251	12,323
Accounts receivable and accrued income, net	38,671	39,094
Deferred leasing costs, net	26,074	25,876
Prepaid expenses, net	1,437	3,868
Deferred debt costs, net	8,267	7,090
Other assets	7,401	12,870

Total assets	$1,201,070	$1,192,569

Liabilities
Mortgage notes payable	$833,095	$823,871
Revolving credit facility payable	—	8,000
Dividends and distributions payable	13,335	13,219
Accounts payable, accrued expenses and other liabilities	26,712	22,992
Deferred income	31,156	31,281

Total liabilities	904,298	899,363

Stockholders’ equity
Preferred stock	179,328	179,328
Common stock	196	193
Additional paid-in capital	230,002	217,829
Accumulated deficit and other comprehensive loss	(153,887)	(147,522)

Total Saul Centers, Inc. stockholders’ equity	255,639	249,828
Noncontrolling interest	41,133	43,378

Total stockholders’ equity	296,772	293,206

Total liabilities and stockholders’ equity	$1,201,070	$1,192,569

Saul Centers, Inc.

Condensed Consolidated Statements of Operations

(In thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011
	(Unaudited)		(Unaudited)
Revenue
Base rent	$38,100	$34,193	$75,688	$66,890
Expense recoveries	7,456	6,791	15,165	14,217
Percentage rent	453	453	859	828
Other	1,511	1,342	2,912	2,577

Total revenue	47,520	42,779	94,624	84,512

Operating expenses
Property operating expenses	6,009	5,827	11,798	12,460
Provision for credit losses	241	518	593	1,033
Real estate taxes	5,538	4,656	11,382	9,138
Interest expense and amortization of deferred debt costs	12,567	11,170	25,338	21,464
Depreciation and amortization of deferred leasing costs	9,770	8,472	19,548	16,796
General and administrative	3,784	3,943	7,031	7,109

Total operating expenses	37,909	34,586	75,690	68,000

Operating income	9,611	8,193	18,934	16,512
Change in fair value of derivatives	(16)	(1,244)	(19)	(1,157)
Acquisition related costs	—	—	—	(74)
Gain on casualty settlement	—	198	—	198

Net income	9,595	7,147	18,915	15,479
Income attributable to the noncontrolling interests	(1,516)	(749)	(2,972)	(1,772)

Net income attributable to Saul Centers, Inc	8,079	6,398	15,943	13,707
Preferred dividends	(3,785)	(3,785)	(7,570)	(7,570)

Net income available to common stockholders	$4,294	$2,613	$8,373	$6,137

Per share net income available to common stockholders:
Diluted	$0.22	$0.14	$0.43	$0.33

Weighted average common stock:
Common stock	19,559	18,770	19,482	18,714
Effect of dilutive options	43	69	44	82

Diluted weighted average common stock	19,602	18,839	19,526	18,796

Saul Centers, Inc.

Supplemental Information

(In thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011
	(Unaudited)		(Unaudited)
Reconciliation of net income to FFO available to common shareholders: (1)
Net income	$9,595	$7,147	$18,915	$15,479
Less: Gain on property dispositions	—	(198)	—	(198)
Add: Real property depreciation and amortization	9,770	8,472	19,548	16,796

FFO	19,365	15,421	38,463	32,077
Less: Preferred dividends	(3,785)	(3,785)	(7,570)	(7,570)

FFO available to common shareholders	$15,580	$11,636	$30,893	$24,507

Weighted average shares:
Diluted weighted average common stock	19,602	18,839	19,526	18,796
Convertible limited partnership units	6,914	5,416	6,914	5,416

Diluted & converted weighted average shares	26,516	24,255	26,440	24,212

Per share amounts:
FFO available to common shareholders (diluted)	$0.59	$0.48	$1.17	$1.01

Reconciliation of net income to same property operating income:
Net income	$9,595	$7,147	$18,915	$15,479
Add: Interest expense and amortization of deferred debt costs	12,567	11,170	25,338	21,464
Add: Depreciation and amortization of deferred leasing costs	9,770	8,472	19,548	16,796
Add: Acquisition related costs	—	—	—	74
Add: General and administrative	3,784	3,943	7,031	7,109
Add: Change in fair value of derivatives	16	1,244	19	1,157
Less: Gain on casualty settlement	—	(198)	—	(198)
Less: Interest income	(37)	(29)	(49)	(47)

Property operating income	35,695	31,749	70,802	61,834
Less: Acquisitions & developments	(5,716)	(2,124)	(11,274)	(2,841)

Total same property operating income	$29,979	$29,625	$59,528	$58,993

Shopping centers	$24,041	$23,899	$47,660	$47,635
Mixed-Use properties	5,938	5,726	11,868	11,358

Total same property operating income	$29,979	$29,625	$59,528	$58,993

(1)	The National Association of Real Estate Investment Trusts (NAREIT) developed FFO as a relative non-GAAP financial measure of performance of an equity REIT in order to recognize that income-producing real estate historically has not depreciated on the basis determined under GAAP. FFO is defined by NAREIT as net income, computed in accordance with GAAP, plus real estate depreciation and amortization, and excluding extraordinary items, impairment charges on depreciable real estate assets and gains or losses from property dispositions. FFO does not represent cash generated from operating activities in accordance with GAAP and is not necessarily indicative of cash available to fund cash needs, which is disclosed in the Company’s Consolidated Statements of Cash Flows for the applicable periods. There are no material legal or functional restrictions on the use of FFO. FFO should not be considered as an alternative to net income, its most directly comparable GAAP measure, as an indicator of the Company’s operating performance, or as an alternative to cash flows as a measure of liquidity. Management considers FFO a meaningful supplemental measure of operating performance because it primarily excludes the assumption that the value of the real estate assets diminishes predictably over time (i.e. depreciation), which is contrary to what we believe occurs with our assets, and because industry analysts have accepted it as a performance measure. FFO may not be comparable to similarly titled measures employed by other REITs.